Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	William E. Doyle, Jr.
April 23, 2010		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Reports Preliminary First Quarter Pre-Tax Profit
and Receives NASDAQ Notice Relating to its Late Form 10-K
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) “The Company’s preliminary first quarter 2010 results reflect a pre-tax profit of $114,000. This positive step is a result of improving credit quality, operational business changes and a stronger net interest margin. The shift to a positive earnings stream is a significant step forward for our organization,” said William E. Doyle, Jr., Interim President & CEO.
The Company is still completing the normal closing cycle for the first quarter of 2010; the preliminary financial information is as follows. Total loans amounted to $347.4 million on March 31, 2010 or a decrease of $12.0 million from the December 31, 2009 level of $359.4 million. Total deposits were $453.7 million compared to the December 31, 2009 level of $431.9 million. As part of the Company’s strategic balance sheet management activities the Company reduced its brokered certificate of deposit level by $13.9 million in the first quarter. The Company’s net interest margin continues to improve and was 3.70% in the first quarter of 2010. Nonperforming assets were $13.2 million or $300 thousand lower than the December 31, 2009 level of $13.5 million. A significant piece of Other Real Estate Owned (OREO) is currently under contract. The Company expects the sale of this $2.6 million property to occur in mid 2010. As of March 31, 2010 the Company had an allowance for loan losses of 1.65% of total loans compared to the December 31, 2009 level of 1.56% of total loans. Alliance is a “well capitalized” banking institution.
“The Board of Directors and I are pleased that the organization is showing pre-tax profitability. We feel this represents a key step in returning the Company to a higher performance level. Bill Doyle and the management team are undertaking a variety of studies and action steps designed to significantly enhance the performance of the organization and we are now starting to see results,” said William M. Drohan, Chairman of the Board of Directors.
Form 10-K Matter
Today the Company announced that it has received a notice from the NASDAQ Stock Market indicating that the Company was not in compliance with the continued listing requirements of NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. NASDAQ routinely issues such notices when a listed company fails to timely file its Annual Report on Form 10-K. The NASDAQ notice requests that the Company submit a plan to regain compliance with the continued listing requirements by June 18, 2010.
As previously reported in a Form 12b-25 Notification of Late Filing made by the Company with the Securities and Exchange Commission on April 1, 2010, a substantial portion of the Annual Report on Form 10-K has already been completed, but the Company has required additional time to finalize certain required disclosures to complete the report. The Company has now determined that it needs further time to finalize its accounting with respect to its deferred tax assets, primarily in connection with whether or not a valuation allowance is required. If an allowance is required, the Company’s unaudited results released on February 3, 2010 would be adjusted downward by the amount of the valuation allowance. Total deferred tax assets amounted to $5.5 million as of December 31, 2009. The Company intends to complete its work and file the Annual Report on Form 10-K as soon as possible. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing standards upon filing the Annual Report on Form 10-K, well before the June 18, 2010 deadline.
About Alliance Bankshares Corporation
Alliance Bankshares Corporation is a single-bank holding company headquartered in Chantilly, Virginia. Its subsidiary, Alliance Bank Corporation, has six full service banking facilities in the greater Washington, D.C. Metropolitan region which offer a variety of banking services to small-to-medium sized businesses, professionals, entrepreneurs and families throughout the metropolitan region.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as the ability to file the Form 10-K and regain compliance with the NASDAQ rules and the Company’s preliminary financial results and operational performance for the first quarter of 2010. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements made in this press release.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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